Exhibit 10.12

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (this “Agreement”) is made and entered into as of November 22, 2010 (the “Effective Date”), between Hu Longlin, a resident of the People’s Republic of China (the “PRC”), with ID Card Number of 110108197601260056 (the “Purchaser”) and Iwamatsu Reien, a resident of Japan, with Passport Number of TH9513636 (the “Seller”).  Purchaser and Seller are also referred to herein together as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Valiant Power Limited is a corporation incorporated under the law of British Virgin Islands (the “BVI Co.”) and the Seller holds 100% shares of common stock (the “Common Stock”) of the BVI Co., representing 100% of total issued and outstanding common stock of the BVI Co.;

WHEREAS, Kirin China Holding Ltd. is a corporation incorporated in British Virgin Islands (the “New Co.”), which is a subsidiary of the BVI Co.;

WHEREAS, the New Co. holds 100% shares of the common stock of Kirin Huaxia Development Limited., is a corporation incorporated in Hong Kong Special Administrative Region (the “Holding Co.”), representing 100% of total issued and outstanding common stock of the Holding Co.;

WHEREAS, the Holding Co. holds 100% share equity of Shijiazhuang Kirin Management Consulting Co., Ltd. (the “WFOE”), a wholly foreign owned enterprise incorporated in PRC, which consolidates all the financials of the Hebei Zhongding Real Estate Development Co., Ltd. and Xingtai Zhongding Jiye Real Estate Development Co., Ltd. (collectively referred to the “Companies”) via contractual arrangement;

WHEREAS, the Seller desires to grant to the Purchaser an option to acquire 100% of the shares of Common Stock held by him/her, representing 100% of total issued and outstanding common stock of the BVI Co. (for purposes of this Agreement, including the Call Right described herein, the “Seller’s Shares”) pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, the Parties, in consideration of the foregoing premises and the terms, covenants and conditions set forth below, and for other good and valuable consideration, receipt of which is acknowledged, hereby agree as follows:

AGREEMENT

1.             DEFINITIONS; INTERPRETATION

1.1.           Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Business Day” means any day on which commercial banks are required to be open in the United States.

“Call Price” means, with respect to any exercise of the Call Right, US Dollar 0.0001 per share of the Seller’s Shares subject to any Call Exercise Notice.

“Conditions” means Conditions 1 through 3, as defined below, in the aggregate.

“Condition 1” means the Companies and their subsidiaries achieving not less than after tax net income of US$ 5 million as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ended December 31, 2009.

“Condition 2” means the Companies and their subsidiaries achieving not less than after tax net income of US$ 8 million as determined under US GAAP for the fiscal year ended December 31, 2010.

“Condition 3” means the Companies and their subsidiaries achieving not less than after tax net income of US$ 12 million as determined under US GAAP for the fiscal year ended December 31, 2011.

"Distributions" means any cash proceeds arising from or in respect of, or in exchange for, or accruing to or in consequence of the Seller’s Shares from the date hereof to the Expiration Date, including without limitation, the Dividends.

"Dividends" means the dividends declared by Holding Co and accrued in respect of the Seller’s Shares (whether or not such dividends shall have been paid and received by the Purchaser or his Nominee(s)).

“Government Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (d) individual, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Government Authority.

"Nominee" means such person nominated by the Purchaser in the Transfer Notice to be the transferee of the Call Right or the Seller’s Shares;

“Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Transfer Notice” means the notice substantially in the form set out in Appendix B.

“Call Right”, means according to the context, the option that the Purchaser has to purchase the Seller’s Shares or the shares of the Ultimate Controller upon conversion, subject to the terms and conditions of this Agreement.

1.2.           Interpretation.

 (a)           Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

 (b)           Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

 (c)           Reference to Entities, Agreements, Statutes. Unless otherwise expressly provided herein, (i) references to a Person include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2.             CALL RIGHT, VOTING TRUST AND CONVERSION RIGHT

2.1.           Call Right. The Purchaser shall have, during the Exercise Period (as defined below), and when a Condition is met, the right and option to purchase from the Seller, and upon the exercise of such right and option the Seller shall have the obligation to sell to the Purchaser or his Nominee(s), a portion of the Seller’s Shares identified in the Call Exercise Notice (the “Call Right”). Purchaser or Nominee(s) shall be permitted to purchase, and Seller shall be obligated to sell, the following number of Seller’s Shares upon the attainment of the following Conditions:

Condition	The percentage of the Seller’s Shares

Condition 1	40%

Condition 2	30%

Condition 2	30%

However, in case that the Companies and their subsidiaries achieve not less than $ 12 million in after-tax income, as determined under US GAAP, for the fiscal year ending  December 31, 2010, then the Purchaser or his Nominee(s) shall be permitted to purchase and the Seller shall be obligated to sell, all Seller Shares owned by the Seller at the price of USD 1.00 and it shall be considered that Condition 3 has been met; for purpose of avoiding doubt,  under such circumstance, there will be no more call right to be granted to the Purchaser even if the Company and its subsidiaries achieves not less than $ 12 million in after-tax income, as determined under US GAAP, for the fiscal year ending December 31, 2011.

Notwithstanding anything in this Agreement, in case that the Seller violates any provision of this Agreement, the Purchaser shall receive an irrevocable Call Right to any and all of the Seller’s Shares then held by the Seller, without any regard to the Conditions being met. The Purchaser shall be entitled to exercise such Call Right immediately and the Seller shall transfer to the Purchaser or his Nominee(s) all the Seller’s Shares immediately upon the Purchaser’s or his Nominee(s)’s exercise of such Call Right.

2.2.           Call Period. The Call Right shall be exercisable by Purchaser, by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the date hereof and ending at 6:30 p.m. (New York time) on the fifth anniversary date therefrom (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

2.3.           Nominees: The Purchaser may, at any time during the Exercise Period, at his sole discretion, nominate one or more person(s) (each a “Nominee”) to be the transferee(s) of whole or part of his Call Right, who shall hold and/or exercise the transferred Call Right on behalf of the Purchaser.

2.4.           Exercise Process. In order to exercise the Call Right during the Exercise Period, the Purchaser or his Nominee(s) shall deliver to the Seller, a written notice of such exercise substantially in the form attached hereto as Appendix A (a “Call Exercise Notice”) to such address or facsimile number as set forth therein. The Call Exercise Notice shall indicate the number of the Seller’s Shares as to which the Purchaser or his Nominee(s) is/are then exercising his/her Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 5.4 to the Seller on or before 6:30 p.m. (New York time) on a Business Day, the date of  exercise (the “Exercise Date”) of the Call Right shall be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on a Business Day or on a day which is not a Business Day, the Exercise Date shall be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith shall constitute a binding obligation (a) on the part of the Purchaser or his Nominee(s) to purchase, and (b) on the part of the Seller to sell, the Seller’s Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

2.5.           Call Price. If the Call Right is exercised pursuant to this Section 2, as payment for the Seller’s Shares being purchased by the Purchaser or Nominee(s) pursuant to the Call Right, such Purchaser or Nominee(s) shall pay the aggregate Call Price to the Seller within fifteen (15) Business Days of the Exercise Date.

2.6            Delivery of the Shares. Upon the receipt of a Call Exercise Notice, the Seller shall deliver, or take all steps necessary to cause to be delivered the Seller’s Shares being purchased pursuant to such Call Exercise Notice within three (3) Business Days of the date of a Call Exercise Notice.

2.7            Transfer Notice: In case that the Purchaser transfers any or all of his Call Right to one or more Nominees in accordance with Section 2.3 above, the Purchaser shall provide a Transfer Notice to the Seller.

2.8            Voting Trust: The Seller hereby agrees to irrevocably appoint the Purchaser with the exclusive right to exercise, on his/her behalf, all of his/her voting rights of the Seller’s Shares in accordance with the relevant laws and Articles of Association or similar constitutional documents of the BVI Co.; the Purchaser shall have right to vote on behalf of the Seller to vote for relevant issues including but not limited to selling or transferring all or any of his/her shares of the BVI Co., and to appoint and elect the directors of the BVI Co. before all Seller’s Shares are transferred to the Purchaser. The Purchaser agrees to accept such authorization.

3.             ENCUMBRANCES; TRANSFERS, SET-OFF AND WITHHOLDINGS

3.1.           Encumbrances. Upon exercise of the Call Right, the Seller’s Shares being purchased shall be sold, transferred and delivered to the Purchaser free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and any other encumbrance whatsoever.

3.2            Transfers. Prior to the Expiration Date, the Seller shall continue to own, free and clear of any hypothecation, pledge, mortgage or other encumbrance, except pursuant to this Agreement and except in favor of the Collateral Agent (as defined below) for the benefit of the Purchaser, such amount of the Seller’s Shares as may be required from time to time in order for the Purchaser to exercise his Call Right in full.

3.3.           Set-off. The Purchaser shall be entitled to receive all of the Seller’s Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, Seller hereby waives, as against the Purchaser or his Nominee(s), all rights of set-off or counterclaim that would or might otherwise be available to the Seller.

4.              REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1.           Representations and Warranties by the Seller. The Seller represents and warrants to the Purchaser that:

                 (a)           Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Seller, enforceable against such Seller in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

                 (b)           No Conflicts. Neither the execution or delivery of this Agreement by the Seller nor the fulfillment or compliance by the Seller with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a  default under,  any contract or any judgment, decree or order to which Seller is subject or by which the Seller is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Seller or compliance with the provisions hereof by the Seller do not, and shall not, violate any provision of any Law to which the Seller is subject or by which it is bound.

 (c)           No Actions. There are no lawsuits, actions (or to the best knowledge of the Seller, investigations), claims or demands from any other third party, or other proceedings pending or, to the best of the knowledge of the Seller, threatened against the Seller which, if resolved in a manner adverse to the Seller, would adversely affect the right or ability of the Seller to carry out its obligations set forth in this Agreement (the “Actions”) as of the execution of this Agreement. The Seller further warrants and covenants that such actions will not occur after the execution of this Agreement.

 (d)           Title. The Seller owns the Seller’s Shares free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers, proxies, voting agreements and any other encumbrance whatsoever, except as contemplated by this Agreement. The Seller has not entered into or is a party to any agreement that would cause the Seller to not own such Seller’s Shares free and clear of any encumbrance, except as contemplated by this Agreement.

 (e)            Exercise of Rights. Without first obtaining written instruction from the Purchaser, the Seller will not exercise any rights in connection with the Seller’s Shares to which the Seller is entitled as of the date of this Agreement, including but not limited to voting rights, share transfer right, dividends rights, preemptive right or any rights in connection with pledge, proxy, charge, lien. The Seller further warrants and covenants that it will, unconditionally and immediately, exercise any rights in connection with the Seller’s Shares in compliance with the Purchaser’s written instruction upon its receipt of such written instruction.

4.2            Representations and Warranties by Purchaser. The Purchaser represents and warrants to the Seller that:

(a)            Valid and Binding Obligations. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)            No Conflicts. Neither the execution nor delivery of this Agreement by the Purchaser nor the fulfillment or compliance by the Purchaser with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or any judgment, decree or order to which Purchaser is subject or by which Purchaser is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Purchaser or compliance with the provisions hereof by the Purchaser do not, and shall not, violate any provision of any Law to which Purchaser is subject or by which it is bound.

(c)            No Actions. There are no lawsuits, actions (or to the best knowledge of the Purchaser, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of the Purchaser, threatened against the Purchaser which, if resolved in a manner adverse to the Purchaser, would adversely affect the right or ability of the Purchaser to carry out his obligations set forth in this Agreement.

4.3            Covenants.

 (a)           Without the prior written consent of the Purchaser, the Seller shall vote the Seller’s Shares such that BVI Co. shall not, (i) issue or create any new shares, equity, registered capital, ownership interest, or equity-linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest, or equity-linked securities of BVI Co., or other similar equivalent arrangements, (ii) alter the shareholding structure of BVI Co., New Co., Holding Co. or WFOE, (iii) cancel or otherwise alter the Seller’s Shares, (iv) amend the charter or the by-laws of BVI Co., (v) liquidate or wind up BVI Co., (vi) sell, transfer, assign, hypothecate or otherwise reduce the value of any assets held by BVI Co., including but without limitation, any and all shares in New CO. (vi) act or omit to act in such a way that would be detrimental to the interest of the Purchaser in the Seller’s Shares, (vii) transfer, assign, pledge, hypothecate or vest any option on his shares in BVI Co. to any third party.  The Seller shall cause BVI CO., New Co., Holding Co. and WFOE to disclose to the Purchaser true copies of all the financial, legal and commercial documents of BVI Co., New Co., Holding Co. and WFOE and the resolutions of the shareholders and the board of directors.

 (b)           The Seller agrees that the Purchaser or his Nominee(s) shall be entitled to all the Distributions in respect of the Seller’s Shares.  In the event that any such Distributions have been received by the Seller for any reason, the Seller shall, at the request of the Purchaser, pay an amount equivalent to the Distributions received by him to the Purchaser or his Nominee(s) at the time of the exercise of the Call Right by the Purchaser or his Nominee(s).

 (c)           The transaction contemplated hereunder and any information exchanged between the Parties pursuant to this Agreement will be held in complete and strict confidence by the concerned Parties and their respective advisors, and will not be disclosed to any person except: (i) to the Parties’ respective officers, directors, employees, agents, representatives, advisors, counsel and consultants that reasonably require such information and who agree to comply with the obligation of non-disclosure pursuant to this Agreement; (ii) with the express prior written consent of the other Party; or (iii) as may be required to comply with any applicable law, order, regulation or ruling, or an order, request or direction of a government agency; provided, however, that the foregoing shall not apply to information that: (1) was known to the receiving Party prior to its first receipt from the other Party; (2) becomes a matter of public knowledge without the fault of the receiving Party; or (3) is lawfully received by the Party from a third person with no restrictions on its further dissemination.

 (d)           If at any time: (i) the Seller fails to deliver the Seller’s Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Seller by the Purchaser; (ii) the Seller fails to comply with or perform any agreement, covenant or obligation to be complied with or performed by the Seller in accordance with this Agreement if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Seller by the Purchaser; or (iii) the Seller (1) becomes insolvent or is unable to pay his debts or fails or admits in writing his inability generally to pay his debts as they become due; (2) makes a general assignment, arrangement or composition with or for the benefit of his creditors; (3) institutes or has instituted against him a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, (4) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for him or for all or substantially all his assets; (5) has a secured party that takes possession of all or substantially all his assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all his assets, (6) causes or is subject to any event with respect to him which, under the applicable Law, has an analogous effect to any of the events described in clauses (1) through (5); or (7) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts, then the Call Right shall become immediately exercisable in respect of all of the Seller’s Shares without further regard to the occurrence of any of the Conditions as per Section 2 of this Agreement.

5.             MISCELLANEOUS.

5.1.           Governing Law; Jurisdiction. This Agreement shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York, without reference to any conflict of laws principle that would cause the application of the laws of any jurisdiction other than New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the City of New York, for the adjudication of any dispute hereunder or in connection herewith, and agrees not to assert in any suit, action or  proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such, suit, action or proceeding is brought in an inconvenient forum, or that the venue of such suit, action or proceeding is improper.

5.2.           Successors and Assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

5.3.           Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between and among the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.4.           Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by an internationally recognized overnight courier service, one Business Day after deposit with such courier service. All such notices, requests, demands and other communications shall be addressed to such address or facsimile number as a party may have specified to the other parties in writing delivered in accordance with this Section 5.4.

5.5.           Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.

5.6.           Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

5.7            Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

5.8.           Further Assurances. The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.

5.9.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

[Remainder of the Page Intentionally Left Blank]

 IN WINTESS WHEREOF, the Parties have  executed this Agreement as of the first written above.

Purchaser:

Seller:

APPENDIX A

Form of Exercise Notice

[__________________]  (the “Seller”)
[__________________]
[__________________]
Attention: [__________]

Re:           Call Option Agreement dated ____________ (the “Call Option Agreement”) between
                 [                             ] (“Purchaser”) and [                    ] (“Seller”).

Dear Sir:

In accordance with Section 2.4 of the Call Option Agreement, Purchaser hereby provides this notice of exercise of the Call Right in the manner specified below:

(a) The Purchaser hereby exercises its Call Rights with respect to Seller’s Shares pursuant to the Call Option Agreement.

(b) The Purchaser intends to buy [    ] Seller’s Shares and shall pay the sum of $____________ to the Seller.

Dated: _______________, ______

APPENDIX B

Form of Transfer Notice
To           :              Iwamatsu Reien (the “Seller”)

From       :               (the “Purchaser”)

                 I, the undersigned, refer to the Call Option Agreement (the "Call Option Agreement") dated [ ], 2010 made between Purchaser and Seller.  Terms defined in the Call Option Agreement shall have the same meanings as used herein.

                 I hereby give you notice that I will transfer to [Nominees' names] the following portion of the Call Right, expressed in terms of the number of Seller’s Shares represented by the portion of the Call Right transferred in accordance with the terms and conditions of the Call Option Agreement,.

Nominees                                            Option Shares to be Transferred

        Dated [  ]

Yours faithfully
___________________________
Name:
[Purchaser]